UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2013

Black Ridge Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-53952	27-2345075
(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Wayzata Boulevard, Suite 310, Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

(952) 426-1241
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On November 15, 2013, Black Ridge Oil & Gas, Inc., a Nevada corporation (the “Company”), entered into a Purchase and Sale Agreement (the “PSA”) with a private company wherein the Company will acquire certain oil and gas leasehold interests and related assets and contractual rights in the Williston Basin of North Dakota in consideration for $20,500,000 of cash, subject to certain purchase price adjustments defined in the PSA, payable at the closing. The leasehold interests cover approximately 2,040 net acres. The effective date of the acquisition will be October 1, 2013. The closing is subject to customary due diligence and adjustments to be calculated as of the closing date. The closing of the purchase and sale of the assets is expected to occur upon the satisfaction or waiver of the conditions set forth in the PSA, but no later than December 13, 2013, unless the seller and the Company mutually agree in writing to extend the closing date.

This summary is qualified in its entirety by reference to the terms of the PSA attached hereto as, Exhibit 10.1, which are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 20, 2013, the Company issued a press release regarding the PSA and certain other information. A copy of the press release is being furnished pursuant to Regulation FD as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information in the press release shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the press release shall not be deemed to be incorporated by reference into the Company's filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except as set forth with respect thereto in any such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase and Sale Agreement dated November 15, 2013 by and between Black Ridge Oil & Gas, Inc., as Buyer, and a private company.

99.1	Press release (furnished).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACK RIDGE OIL & GAS, INC.

(Registrant)

Date: November 20, 2013

/s/ James Moe, Chief Financial Officer

James Moe, Chief Financial Officer

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